Exhibit 10.19

PERSONAL & CONFIDENTIAL
October 3, 2002
Mr. Charles A. James
[address]
Dear Charles:
We are delighted to offer you the position of Vice-President and General Counsel of ChevronTexaco Corporation (the “Company”). This letter sets forth terms and conditions which you and the Company have agreed to in conjunction with your employment by the Company. When signed by you and the Company in the spaces indicated below, this letter shall become a legally binding agreement between you and the Company.
1. Term
This Agreement (“Agreement”) shall be effective December 9, 2002 or such earlier date as mutually agreed upon (Start Date) and shall be effective for ten years from start date, unless your employment is terminated in accordance with Section 4 below.
2. Duties and Responsibilities
A.	The Company will employ you initially as Vice President and General Counsel, and any subsequent position shall not constitute a material reduction in your title, position or any of your authority, duties or responsibilities. In such capacity, you shall have customary management and oversight responsibilities for such a position and such other duties as may be assigned to you from time to time by the Chairman of the Board/Chief Executive Officer of the Company including membership on the Executive Committee, Human Resources Committee and Management Committee. You shall report directly to the Chairman of the Board/Chief Executive Officer of the Company, and your principal office during the term of this Agreement shall be located in the Company’s principal executive offices.

B.	You agree to faithfully serve the Company, devote your full working time, attention and energies to the business of the Company, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of your abilities. You may also perform other services without direct compensation in connection with charitable or civic organizations pursuant to Company Policy.

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C.	You agree (i) to comply in all material respects with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) to comply in all material respects with the Company’s written and generally publicized rules, procedures, policies, requirements, and directions and (iii) not to engage in any other business or employment without the prior written consent of the Company except as otherwise specifically provided herein.
3.	Compensation and Benefits
A.	Base Salary. On the start date, the Company will pay you a base salary at the initial rate of $475,000 per year (“Base Salary”), which will be payable in accordance with the Company’s standard practices. Thereafter, modifications, if any, to your Base Salary will be determined at such times and in such manner as is consistent with the Company’s practices; provided, however, that under no circumstances shall your Base Salary be reduced below the Base Salary paid to you in the immediately preceding twelve (12) month period.

B.	Annual Incentive. Your target bonus percentage under the Management Incentive Plan will be based on a position grade 44. The current target percentage for this level is 60.5% of Base Salary, and the Company is not aware of any pending circumstances as of the date of this Agreement that would cause any changes to such target percentage. You will participate in this plan and be paid bonus in accordance with the Company’s standard practices for a position grade 44 employee. The target and actual award is set annually by the Management Compensation Committee, in its sole discretion, based upon job performance and other business factors.

C.	Long Term Incentive Plan. The Company believes that ownership of its Common Stock by employees having substantial responsibilities as to the conduct and development of the Company’s business is important for the welfare of the stockholders. Your target award for future awards under the Long Term Incentive Plan (LTIP) will be based on a position grade 44 employee. The current award for this level is 24,500 stock options and 5,200 performance units, and the Company is not aware of any pending circumstances as of the date of this Agreement that would cause any changes to such number of stock options or performance units. This award target level is set annually by the Management Compensation Committee, in its sole discretion, and grants are traditionally made in June of each year.

D.	Benefit Plans. Except as otherwise provided herein, during your employment with the Company, you shall be eligible to participate in each of the Company’s existing executive and employee benefit plans, policies or arrangements pursuant to their terms, and any such plan, policies or arrangements that the Company may maintain or

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establish during your period of employment (in addition to or in substitution for any existing plan) for which your current position grade (initially salary grade 44) make you eligible. In addition, you will:
i.	Be eligible for five (5) weeks of vacation per year

ii.	Immediately be eligible for a short term disability entitlement of 26 weeks of full pay and 26 weeks of half pay
E.	Other Compensation.
i.	You will receive a one time cash payment of One Hundred Thousand Dollars ($100,000), excluding all applicable taxes and withholding, payable on the Start Date.

ii.	On start date you will receive a restricted stock grant, under the terms of the LTIP of four thousand five hundred (4,500) ChevronTexaco shares which will vest per the following schedule:
a.	One third (1,500 shares) will vest one year from the Start Date

b.	One third (1,500 shares) will vest two years from the Start Date

c.	One third (1,500 shares) will vest three years from the Start Date
If your employment ends for any reason prior to full vesting of the above grant, any unvested restricted shares will be forfeited unless such termination occurs by the Company for other than Cause or death or Disability in which case any unvested restricted shares shall be automatically vested in full.
4.	Termination of Employment
A.	Termination by the Company for Cause. The Company may terminate your employment hereunder for “Cause” (as it determines in good faith) at any time by providing written notice to you.
i.	For purposes of the Agreement, the term “Cause” shall mean any of the following:
a.	the transfer by you on an unauthorized basis outside the scope of your duties of confidential business information of any type concerning the Company to a competitor of the Company or to any other unauthorized source.

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b.	commission of an act or conduct by you in the course of your employment with the Company which may cause material harm to the Company or its reputation including, but not limited to, the following: an act which constitutes dishonesty, conduct adverse to the best interests of the Company or its subsidiaries and affiliates, or conduct in violation of company policy.

c.	committing a crime against the Company under federal law or the law of any state, as determined by a court of competent jurisdiction.

d.	conviction of a crime (including entering on a nolo contendere plea) involving a felony, as determined by a court of competent jurisdiction.

e.	refusal or failing to perform employment duties reasonably requested by the Company’s Chairman of the Board/Chief Executive Officer after fifteen (15) days written notice of such failure to perform (which notice shall include reasonable specificity of such failure), specifying that the failure constitutes Cause (other than as a result of sickness, illness or injury confirmed by a medical doctor);

f.	engaging in theft, fraud or embezzlement determined in accordance with the Company’s normal, internal audit procedures;

g.	gross misconduct or gross negligence in connection with the business of the Company or any affiliate which has substantial adverse effect on The Company or an affiliate following fifteen (15) days written notice of such misconduct or negligence which notice shall include reasonable specificity of such misconduct or negligence and the substantial adverse effect on the Company or an affiliate.

h.	Material breach of any of the covenants set forth in Section 6 below as determined by a court of competent jurisdiction; or

i.	falsification by you of any material employment, scholastic, or personal information furnished to the Company as part of your employment application process.
ii.	You will be considered to have been terminated for Cause if the Company determines that you engaged in an act or conduct constituting Cause. Any

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such determination shall be made by the Chief Executive Officer or Board of Directors of the Company.
B.	Termination by the Company without Cause. The Company may terminate your employment for any reason hereunder without Cause at any time after providing thirty (30) days written notice to you.

C.	Voluntary Termination by You. You may terminate employment hereunder at any time after providing thirty (30) days written notice by the Company.

D.	Death or Disability. This Agreement shall immediately terminate upon your death or in the event that you become Disabled. For purposes of this Agreement, the term “Disabled” shall be defined as such term is defined in the Company’s long-term disability plan.

E.	Voluntary Termination for Reduction in Position. You may terminate your employment hereunder for any Reduction in Position upon written notice to the Company within thirty (30) days of notice of such reduction. For purposes of this Agreement, Reduction in Position shall mean, (i) A reduction in Base Salary, (ii) a reduction in salary grade, (iii) a reduction in Executive Compensation Benefits unless such reduction(s) referred to in (i), (ii) or (iii) is made as a result of (a) peer group practices or other changes applicable to employees in the Company similarly situated to you, (b) the provisions of applicable Executive Compensation Benefit Plans or (c) required by law or regulation.
5.	Compensation Following Termination of Employment
A.	Upon termination of employment for any reason, you (or your beneficiary or estate, as the case may be) will be entitled to receive (i) any accrued but unpaid Base Salary for services rendered to the date of termination as determined pursuant to Section 3A and (ii) any vacation accrued but unused to the date of termination. The benefits to which you may be entitled upon termination pursuant to the plans, policies, and arrangements referred to in Section 3D hereof shall be determined and paid in accordance with the terms of such plans, policies, and arrangements.

B.	Except as otherwise provided in the Agreement, or under the terms of any incentive compensation, executive or employee benefit plan, policy or arrangement applicable to you at the time of your termination or resignation of employment, you shall have no right to receive any compensation, or to participate in any other plan, arrangement or policy, with respect to future periods after such termination or resignation.

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C.	In the event your employment is terminated by the Company without Cause or by your Voluntary Termination due to Reduction in Position within five (5) years of your Start Date, you shall:
i.	On the date of termination, be entitled to a cash separation payment equal to two (2) year’s Base Salary plus two (2) year’s target Management Incentive Plan Bonus at the level of your then current annual target Management Incentive Plan Bonus provided you provide the Company with a signed Mutual Release and Waiver (in a form reasonably acceptable to the Company) of any and all claims and causes of action against the Company, its benefit plans, Directors, affiliates and employees; the Company shall also release you, your heirs and personal representatives from any and all claims and causes of action by the Company, its benefit plan, Directors, affiliates and employees. In the event payment under the Company Change-of-Control Plan or a Severance Plan or other agreement (not including any stock option plan, restricted stock or other similar equity plan or arrangement) exceeds amounts due under this paragraph, then the payment under this paragraph shall be zero and all severance benefits will come from the Severance Plan or other agreement or Change-of-Control Plan.

ii.	Be deemed vested in the Company retirement plan.

iii.	Be eligible for the Company Retiree Relocation Assistance Program back to the Washington D.C. area
D.	In the event your employment is terminated by the Company without Cause or by your Voluntary Termination due to Reduction in Position on or after (5) years of your Start Date but prior to ten (10) years of your Start Date, you shall:
i.	On the date of termination, be entitled to a cash separation payment equal to one (1) year’s Base Salary plus one (1) year’s target Management Incentive Plan Bonus at the level of your then current annual target Management Incentive Plan Bonus provided you provide the Company with a signed Mutual Release and Waiver (in a form reasonably acceptable to the Company) of any and all claims and causes of action against the Company, its benefit plans, Directors, affiliates and employees; the Company shall also release you, your heirs and personal representatives from any and all claims and causes of action by the Company, its benefit plan, Directors, affiliates and employees. In the event payment under the Company Change-of-Control Plan or a Severance Plan or other agreement (not including any stock option plan, restricted stock or other similar equity plan or arrangement) exceeds amounts due under this paragraph, then the payment under this paragraph shall be zero

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and all severance benefits will come from the Severance Plan or other agreement or Change-of-Control Plan.

ii.	Be subject to the termination provisions of the Long Term Incentive Plan as if you were age 50 with a minimum of 10 years service or equivalent termination provisions if current plan provisions are modified.

iii.	Be deemed eligible for retiree health care (and credited with a minimum of 60 points).
E.	In the event your employment with the Company is terminated due to your death or if you become Disabled on or after (5) years of your Start Date but prior to ten (10) years of your Start Date, you shall be subject to the termination provisions of the Long Term Incentive Plan as if you were age 50 with a minimum of 10 years service or equivalent termination provisions if current plan provisions are modified.
The Company covenants that you shall be treated the same as all the other Company executives at the same position grade level for purposes of the Change-in-Control Plan.

6.	Restrictive Covenants
A.	Protected Information. You recognize and acknowledge that you will have access to various confidential or proprietary information concerning The Company and entities affiliated with The Company of a special and unique value which may include, without limitation, (i) books and records related to operations, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as exploration and production, customer service requirements, costs of providing service and equipment and operating costs , (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the “Protected Information”) and (iv) legal information, including litigation strategy, defenses, and matters covered by the attorney client privilege and attorney work product privilege. You therefore covenant and agree that you will not at any time, either while employed by The Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by The Company) any of the Protected Information. In addition, you agree that for the four year period following separation you will not provide representation, services or consulting on any matter in which The Company is involved, without The Company’s written permission.

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The term “Protected Information” does not include information which (i) becomes generally available to the public other than as a result of disclosure by you, (ii) was available to you on a non-confidential basis prior to its disclosure by The Company or its representatives or (iii) becomes available to you on a non-confidential basis from a source other than The Company or its representatives, provided that such source is neither bound by a confidentiality agreement with the disclosing party nor otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation.

In the event that you are requested or required by a government authority, subpoena or court order to disclose any Protected Information, you will provide The Company with prompt notice of such request(s) prior to providing the requested information so that The Company may, upon notice to you, seek an appropriate protective order or other appropriate remedy and/or waive your compliance with the provisions of this Agreement. In the event that such remedy is not obtained, or that The Company grants a waiver hereunder, you or your representatives may furnish that portion of the Protected Information which, in the written opinion of The Company’s counsel, you are legally compelled to disclose; provided, however, that you may comply with any final non-appealable orders issued by a court of competent jurisdiction not withstanding any written opinion of the Company’s counsel.

B.	Competitive Activity. You covenant and agree that at all times during your period of employment with The Company, you will not, directly or indirectly, engage in, assist, or have any active interest or involvement [whether as an employee, agent, consultant, creditor, advisor, officer, Director, stockholder (excluding holding of less than 1% of the stock of a publicly traded company), partner, proprietor, or any type of principal whatsoever] in any person, firm, or business entity which, directly or indirectly, is engaged in the same business as that conducted and carried on by The Company, without The Company’s specific written consent to do so.

C.	Non-Solicitation. You covenant and agree that for a period of one year following termination of employment for any reason, you will not directly or indirectly (i) induce any material suppliers and/or customers of The Company or corporations affiliated with The Company to provide services to or patronize any similar business which competes with any material business of The Company; (ii) canvass or solicit any similar business which competes with any material business of The Company and entities affiliated with The Company from any supplier and/or customer of The Company or corporations affiliated with The Company; (iii) request or advise any customers of The Company or corporations affiliated with The Company to withdraw, curtail or cancel their business with The Company; (iv) disclose to any other person, firm or corporation the names or addresses of any of the suppliers and/or customers of The Company or corporations affiliated with The Company; or

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(v) solicit the employment of or hire or employ in any capacity or entice away or in any other manner persuade any employee of The Company to terminate his/her employment with The Company. Notwithstanding the foregoing, you shall not be prohibited from hiring any former employee (defined as an employee who was discharged or resigned at least one year prior to your hiring such individual).

D.	Non-Disparagement. You and The Company covenant and agree that during the course of your employment by The Company or at any time thereafter, you and The Company shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks written or verbal that would tend to or be construed to tend to defame you or The Company or any of its officers or employees, members of its Board of Directors or agents, nor shall you or The Company assist any other person, firm or company in so doing provided, however, that you may comply with any binding, non-appealable legal or administrative order and any final non-appealable order issued by a court of competent jurisdiction.

E.	Return of Documents and Other Materials. You shall promptly deliver to The Company, upon termination of your employment, or at any other time as The Company may so request all Company property, all customer lists, leads and refunds, data processing programs and documentation, employee information, memoranda, notes, records, reports, files, tapes, manuals, drawings, blueprints, programs, and any other documents and other materials (and all copies thereof) relating to The Company’s business (including but not limited to exploration or producing operations activities, etc.) or that of its customers, and all property associated therewith, which you may then possess or have under your control which shall exclude all personal files (including rolodexes, contacts files and similar databases).
7.	Assignment
To the extent permitted by law, neither this Agreement, nor any rights hereunder or interest herein may be assigned, alienated, or transferred by you without the express written consent of the Company; provided, however, that in the event of your death or if you become Disabled this Agreement shall inure to the benefit of your heirs, personal representatives, successors and assigns.
8.	Arbitration and Equitable Relief
A.	Disputes. Except as provided in Section 8(D) below, the Company and you agree that any dispute or controversy arising out of your employment or termination of employment or relating to or in connection with the interpretation, validity, construction, performance, breach or termination of this Agreement shall be settled by binding arbitration to be held in Contra Costa County, California, in accordance

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with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association as then in effect (the “Rules”). The arbitrator selected will be neutral, will issue a decision in writing and may grant injunctions, award damages, attorney fees, costs or other relief in such dispute or controversy in the same manner as a court of law. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The parties agree that the provisions of Section 8 are to be substituted in place of Step Four (Arbitration) in the Company’s Employee Problem Solution Process (STEPS).

B.	California Law. The arbitrator shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules.

C.	Costs. The Company shall pay the full administrative and filing costs and expenses of such arbitration. Should any party to this Agreement bring a proceeding in arbitration or seek to obtain an injunction to enforce the terms of this Agreement, the party that prevails in any such action shall be entitled to its reasonable attorneys’ fees as determined by the arbitrator or by a court of competent jurisdiction.

D.	Equitable Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. You and the Company hereby consent to the personal jurisdiction of the state and federal courts located in California, and agree that such jurisdiction shall be exclusive, for any collateral action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

E.	Acknowledgment. YOU AND THE COMPANY HAVE READ AND UNDERSTAND SECTION 8, WHICH DISCUSSES ARBITRATION. YOU AND THE COMPANY UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AND THE COMPANY AGREE TO SUBMIT ANY CLAIMS ARISING OUT OF YOUR EMPLOYMENT OR TERMINATION OF EMPLOYMENT, OR RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION 8(D), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE RIGHT TO A TRIAL BY COURT OR JURY AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

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9.	Notices

Any notice provided for or permitted to be given under this Agreement by any party or to any party must be in writing, and may be served by depositing same in the United States mail, addressed as provided below, postage prepaid, registered or certified return receipt requested or by delivering the same in person to such party. Notice deposited in the mail in the manner described above shall be deemed to have been given and received on the third business day after deposit in the mail. For purposes of notice, the address of each of the parties shall be as set forth below, or such other address as such parties shall provide to the other party pursuant to written notice.
Employee:
Charles A. James
[address]

With A Copy To:
Kelley Drye & Warren LLP
8000 Towers Crescent Drive
Suite 1200
Vienna, VA 22182
ATTN: Joseph B. Hoffman, Esq.

Company:
ChevronTexaco Corporation
Office of the Secretary
575 Market Street
San Francisco, CA 94105
10.	Governing law

This Agreement shall be governed by the law of the State of California.

11.	Severability

The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

12.	Indemnification

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The Company agrees to indemnify you under the provisions of the then current Certificate of Incorporation and add you as an insured under the applicable company D&O Company policies.

13.	Entire agreement

This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHARLES A. JAMES
/s/ Charles A. James

THE COMPANY

By:	/s/ John E. Bethancourt

Title:	Vice President